Exhibit 5

R-2

ISIN NO. US917288BD36
CUSIP NO.917288BD3
COMMON CODE 071903796

REGISTERED GLOBAL SECURITY

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REPÚBLICA ORIENTAL DEL URUGUAY

ACTING THROUGH BANCO CENTRAL DEL URUGUAY
AS ITS FINANCIAL AGENT

representing

Ps.9,949,000,000

4.375% UI Global Bonds due 2028

REPÚBLICA ORIENTAL DEL URUGUAY (the “Republic”), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal in three nominally equal installments on December 15, 2026, December 15, 2027 and December 15, 2028 (which shall be reduced ratably in the event of any Bonds being tendered to the Trustee for cancellation by the Republic), together with interest accrued from December 15, 2011 to, but excluding, the final maturity date, or on such earlier date as the principal hereof may become due in accordance with the provisions hereof, or on such earlier date as the principal hereof may become due in accordance with the provisions hereof.  The nominal principal amount repaid in each installment (or the early redemption amount) will be adjusted to reflect Uruguayan inflation from December 15, 2011 to the applicable repayment date (or the date of such early redemption, as applicable) and will be converted to and paid in United States dollars in accordance with the terms hereof.

The Republic further unconditionally promises to pay interest in arrears on June 15 and December 15 of each year (each, an “Interest Payment Date”), commencing June 15, 2012, on any outstanding portion of the Calculation Amount (as that term is defined herein) hereof at 4.375% per annum.  Interest shall accrue from and including the most recent date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from December 15, 2011 until payment of said principal sum has been made or duly provided for.  This is a Global Security (as that term is defined in the Indenture referred to below) deposited with the Depositary (as that term is defined in the Indenture referred to below), and registered in the name of the Depositary or its nominee, and accordingly, the Depositary or its nominee, as holder of record of this security, shall be entitled to receive payments of the principal and interest, other than principal and interest due at the final maturity date, by wire transfer of immediately available funds.  Such payment shall be made exclusively in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts.

The statements in the legend relating to the Depositary set forth above are an integral part of the terms of this security and by acceptance hereof each Holder (as that term is defined in the Indenture referred to below) of this security agrees to be subject to and bound by the terms and provisions set forth in such legend, if any.

This Global Security is issued in respect of an issue of Ps.25,376,000,000 principal amount of 4.375% UI Global Bonds due 2028 of the Republic and is governed by (i) the Trust Indenture dated as May 29, 2003 (the “Indenture”) among the Republic, Banco Central del Uruguay, as financial agent of the Republic, and The Bank of New York Mellon, as trustee (the “Trustee”), the terms of which Indenture are incorporated herein by reference, and (ii) by the Terms and Conditions of the Bonds set forth on the reverse of this Global Security (the “Terms”).  This Global Security shall in all respects be entitled to the same benefits as other Debt Securities under the Indenture and the Terms.

Upon any exchange of all or a portion of this Global Security for Certificated Securities in accordance with the Indenture, this Global Security shall be endorsed on Schedule A to reflect the change of the principal amount evidenced hereby.

Unless the certificate of authentication hereon has been executed by the Trustee, this Global Security shall not be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Republic has caused this instrument to be duly executed.

Dated:  December 15, 2011

REPÚBLICA ORIENTAL DEL URUGUAY

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities issued under the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON
as Trustee

Dated: December 15, 2011	By:
Name:
Title:

Schedule A

Date	Principal Amount of Certificated Securities	Remaining Principal Amount of this Global Security	Notation Made By
_______	___________________	____________________	_______________
_______	___________________	____________________	_______________
_______	___________________	____________________	_______________
_______	___________________	____________________	_______________
_______	___________________	____________________	_______________
_______	___________________	____________________	_______________
_______	___________________	____________________	_______________
_______	___________________	____________________	_______________

REVERSE OF GLOBAL SECURITY

TERMS AND CONDITIONS OF THE BONDS

1.           General.  (a)  This Bond is one of a duly authorized series of debt securities of República Oriental del Uruguay (the “Republic”), designated as its 4.375% UI Global Bonds due 2028 (each Bond of this series a “Bond”, and collectively, the “Bonds”), and issued or to be issued in one or more series pursuant to an Indenture dated as of May 29, 2003, among the Republic, Banco Central del Uruguay, as the Republic’s financial agent (“Banco Central”), and The Bank of New York Mellon, as Trustee (the “Trustee”), as amended from time to time (the “Indenture”).  The Holders of the Bonds will be entitled to the benefits of, be bound by, and be deemed to have notice of, all of the provisions of the Indenture.  A copy of the Indenture is on file and may be inspected at the Corporate Trust Office of the Trustee in The City of New York.  All capitalized terms used in this Bond but not defined herein shall have the meanings assigned to them in the Indenture.

(b)           The Bonds were authorized and issued under Decree No. 423/11 dated December 5, 2011 of the Executive Power of the Republic, as such Decree may be supplemented or amended from time to time.

 (c)           The Bonds are direct, unconditional and unsecured obligations of the Republic for the payment and performance of which the full faith and credit of the Republic has been pledged and the Republic will ensure that its obligations hereunder will rank pari passu among themselves and with all other present and future unsecured and unsubordinated Foreign Debt (as defined below) of the Republic.

(d)           The Bonds are in fully registered form, without coupons.  Bonds may be issued in certificated form (the “Certificated Bonds”), or may be represented by one or more registered global securities (each, a “Global Bond”) held by or on behalf of the Depositary.  Certificated Bonds will be available only in the limited circumstances set forth in the Indenture.  The Bonds will be issued only in denominations of Ps.1.0 and in integral multiples of Ps.1.0 in excess thereof.  The Bonds, and transfers thereof, shall be registered as provided in Section 2.6 of the Indenture.  Any person in whose name a Bond shall be registered may (to the fullest extent permitted by applicable law) be treated at all times, by all persons and for all purposes as the absolute owner of such Bond regardless of any notice of ownership, theft, loss or any writing thereon.

(e)           Interest will be payable on the Bonds in arrears on a semi-annual basis on each June 15 and December 15 during the period that the Bonds are outstanding, commencing on June 15, 2012.  On each interest payment date (each, an “Interest Payment Date”), interest shall be payable at an annual rate of 4.375% on the Calculation Amount.  For this purpose, the Calculation Amount shall be an amount determined by The Bank of New York Mellon, as calculation agent (the “Calculation Agent”), by taking the outstanding principal amount of the Bonds in Uruguayan pesos and multiplying the same by a fraction, the numerator of which is the value of one UI expressed in Uruguayan pesos as of the relevant Interest Payment Date and the denominator of which is Ps.2.3121, being the value of one UI expressed in Uruguayan pesos as of the date of issuance of the Bonds (the “Calculation Amount”).  All amounts of interest to be paid as so determined by the Calculation Agent will be converted from Uruguayan pesos into U.S. dollars based on the Average Transfer Exchange Rate (as defined below) for conversion of Uruguayan pesos into U.S. dollars on the Rate Calculation Date, as provided in Paragraph 1(h)(i) below.  Each Bond will cease to bear interest from the Maturity Date (as defined below) unless, upon due presentation, payment of the Redemption Amount (as defined below) is improperly withheld or refused.  In such event it shall continue to bear interest at such rate (both before and after judgment) until whichever is the earlier of (i) the day on which all sums due in respect of such Bond up to that day are received by or on behalf of the relevant holder; and (ii) the day seven days after the Trustee has notified Holders of receipt of all sums due in respect of all of the Bonds up to that seventh day (except to the extent that there is failure in the subsequent payment to the relevant holders under these Terms and Conditions).  Interest on the Bonds in respect of any period of less than one year will be calculated on the basis of a 360-day year of twelve 30-day months.
(f)           The Bonds will mature on December 15, 2028 (the “Maturity Date”).  The Bonds will be redeemed in three nominally equal installments (each a “Redemption Amount”) on December 15, 2026, December 15, 2027 and the Maturity Date (each a “Redemption Date”), unless required to be earlier repaid as a result of the occurrence and continuation of an Event of Default as provided for in Paragraph 5 below.  The Bonds are not otherwise subject to redemption at the option of the Republic or the Holders from time to time.  On each Redemption Date, the Redemption Amount shall be calculated by the Calculation Agent by taking the outstanding principal amount of the Bonds due on such Redemption Date in Uruguayan pesos and multiplying the same by a fraction, the numerator of which is the value of one UI in Uruguayan pesos as of the applicable Redemption Date and the denominator of which is Ps.2.3121 being the value of one UI in Uruguayan pesos on the date of issuance of the Bonds.  In the event of the occurrence and continuation of an Event of Default resulting in an early redemption of the Bonds as provided for in Paragraph 5 below, the amount to be paid in connection with such early redemption (the “Early Redemption Amount”) shall be the sum of (a) the outstanding principal amount of the Bonds in Uruguayan pesos multiplied by a fraction, the numerator of which is the value of one UI in Uruguayan pesos as of the date on which payment of the Early Redemption Amount is made, and the denominator of which is Ps.2.3121, being the value of one UI in Uruguayan pesos on the date of issuance of the Bonds, and (b) accrued and unpaid interest thereon.  The Redemption Amount or Early Redemption Amount to be paid as so determined by the Trustee will be expressed in U.S. dollars based on the Average Transfer Exchange Rate for conversion of Uruguayan pesos into U.S. dollars on the Rate Calculation Date, as provided in Paragraph 1(h) below.

(g)           The Calculation Agent will cause the Calculation Amount, Redemption Amount, Early Redemption Amount, the Average Transfer Exchange Rate and any other amount required hereunder for each interest period and the relevant Interest Payment Date or Redemption Date, as the case may be, to be provided to the Republic and the Trustee in the manner contemplated in the Calculation Agent Agreement.

(h)           For purposes of all payments of interest, principal or other amounts contemplated herein:

 (i)           “Average Transfer Exchange Rate” is the average, for the period of twenty business days ending two Business Days prior to any interest or principal payment date (the “Rate Calculation Date”), of the bid-side interbank exchange rate for the conversion of Uruguayan pesos into U.S. dollars as published by Banco Central and which is available on Bloomberg by typing “URINUSCA <CRNCY> HP <GO>”. If such exchange rate is not reported by Banco Central, then the Average Transfer Exchange Rate shall be determined by the Calculation Agent by calculating the average of the Alternative Rate for the twenty Business Days prior to any Rate Calculation Date. The Alternative Rate shall be calculated by polling Citibank N.A., Uruguay Branch, Banco Itaú Uruguay S.A., Banco Santander Uruguay and HSBC Bank (Uruguay) S.A., each located in Montevideo, Uruguay (collectively, the “Reference Banks”) at 16:00 Montevideo time, at the exchange rate for the professional market, by taking the arithmetic mean of the polled exchange rates. In the event that any of the Reference Banks cease to operate in the Republic, they shall be replaced by the Republic, for the purpose of determining the Alternative Rate, with subsidiaries or branches of other foreign banks having similar characteristics.

(ii)           “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open, or not authorized to close, in The City of New York; provided, however, that solely for the purposes of determining the Average Transfer Exchange Rate, Business Day means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open, or not authorized to close, in Montevideo, Uruguay.

(iii)           “UI” means the value in Uruguayan pesos of the unit calculated by the National Institute of Statistics (Instituto Nacional de Estadistica or INE) and published monthly in advance for each day from the 6th day of a month to the 5th day of the following month by Banco Central and INE and is available on Bloomberg by typing “URUIURUI <INDEX> <GO>.”  The formula for calculation shall be the formula set forth in Law 17.761 dated May 12, 2004 (the “Formula”) and is as follows:

UI d,t = UI 5,t-1 * (IPC t-2 / IPC t-3) ^ [(d+Dt-1-5)/Dt-1]          for 1 ≤  d ≤  5

UI d,t = UI 5,t * (IPCt-1 / IPCt-2) ^ [(d-5)/Dt]                           for 6 ≤  d ≤ 31

UI d,t = Unidad Indexada of day “d” on month “t”

d =           day

t =            month

Dt =         number of days in month “t”

IPC =       Consumer Price Index (Indice de Precios al Consumo) as measured by INE.

Banco Central del Uruguay shall give the Trustee and the Calculation Agent prompt notices of any changes to the methodology for the calculation of the UI as set forth in Law 17.761 referred to above.  In such cases and if the UI is no longer published or is not available from Banco Central in a timely manner, the Calculation Agent will apply the Formula with the relevant IPCs published on Bloomberg electronic information services.  If the IPCs for the relevant months required to calculate the UI for any payment date are not published on Bloomberg electronic information services, Banco Central shall provide the Calculation Agent with the required IPC.

2.           Payments.  (a) Principal of the Bonds on the final maturity date will be payable against surrender of the Bonds at the Corporate Trust Office of the Trustee in The City of New York or, subject to applicable laws and regulations, at the office outside of the United States of a paying agent, by U.S. dollar check drawn on, or by transfer to a U.S. dollar account maintained by the Holder with, a bank located in The City of New York.  Payment of each of the principal installments of the Bonds due on December 15, 2026 and December 15, 2027 and payment of interest (including Additional Amounts (as defined below)) on the Bonds will be made to the persons in whose name such Bonds are registered at the end of the fifteenth day preceding the date on which principal or interest is to be paid (each, a “Record Date”), whether or not such day is a Business Day, notwithstanding the cancellation of such Bonds upon any transfer or exchange thereof subsequent to the Record Date and prior to such interest payment date; provided that if and to the extent the Republic shall default in the payment of the principal and/or interest due on such principal installment and/or interest payment date, as the case may be, such defaulted principal installment and/or interest shall be paid to the persons in whose names such Bonds are registered as of a subsequent record date established by the Republic or Banco Central acting on behalf of the Republic by notice, as provided in Paragraph 11 of the Terms, by or on behalf of the Republic to the Holders of the Bonds not less than 15 days preceding such subsequent record date, such record date to be not less than 10 days preceding the date of payment of such defaulted interest.  Payment of each of the principal installments of the Bonds due on December 15, 2026 and December 15, 2027 and payment of interest on Certificated Bonds will be made (i) by a U.S. dollar check drawn on a bank in The City of New York mailed to the Holder at such Holder’s registered address or (ii) upon application by the Holder of at least Ps.30,000,000 in principal amount of Certificated Bonds to the Trustee not later than the relevant Record Date, by wire transfer in immediately available funds to a U.S. dollar account maintained by the Holder with a bank in The City of New York.  Payment of each of the principal installments of the Bonds due on December 15, 2026 and December 15, 2027 and payment of interest on a Global Bond will be made (i) by a U.S. dollar check drawn on a bank in The City of New York delivered to the Depositary at its registered address or (ii) by wire transfer in immediately available funds to a U.S. dollar account maintained by the Depositary with a bank in The City of New York.

(b)           In any case where the date of payment of principal or interest (including Additional Amounts), on the Bonds shall not be a Business Day, then payment of such principal or interest (including Additional Amounts) need not be made on such date at the relevant place of payment but may be made on the next succeeding Business Day.  Any payment made on a date other than the date on which such payment is due as set forth herein shall have the same force and effect as if made on the date on which such payment is due, and no interest shall accrue for the period after such date on account of such delay.

(c)           Interest in respect of any period of less than one year shall be calculated on the basis of a 360-day year of twelve 30-day months.

(d)           All monies paid by or on behalf of the Republic to the Trustee or to any paying agent for payment of principal of, or interest (including Additional Amounts) on any Bond and not applied but remaining unclaimed for two years after the date upon which such amount shall have become due and payable shall be repaid to or for the account of the Republic by the Trustee or such paying agent, upon the Republic’s written request, the receipt of such repayment to be confirmed promptly in writing by or on behalf of the Republic.  The Republic shall cause Banco Central to hold those unclaimed monies in trust for the relevant Holder or Holders of such Bond or Bonds until such time as the claims against the Republic for payment of such amounts shall have been prescribed pursuant to Paragraph 13 below, and, to the extent permitted by law, the Holder or Holders of such Bond or Bonds shall thereafter look only to the Republic for the payment that such Holder may be entitled to collect, and all liability of the Trustee or such paying agent with respect to such monies shall thereupon cease.

(e)           If the Republic at any time defaults in the payment of any principal of, or interest (including Additional Amounts) on, the Bonds, the Republic will pay interest on the amount in default (to the extent permitted by law in the case of interest on interest), calculated for each day until paid, at the rate of 5.375% per annum, together with Additional Amounts, if applicable.

3.           Taxation.  (a)  All payments by the Republic in respect of the Bonds shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatsoever nature imposed or levied by or on behalf of the Republic or any political subdivision or taxing authority thereof or therein having power to tax, unless the Republic is compelled by law to deduct or withhold such taxes, duties, assignments or governmental charges.  In such event, the Republic shall pay such additional amounts (“Additional Amounts”) as may be necessary to ensure that the amounts received by the Holders after such withholding or deduction shall equal the respective amounts that would have been receivable in respect of the Bonds in the absence of such withholding or deduction; provided, however, that no such Additional Amounts shall be payable:

(i)           in respect of any Bond held by or on behalf of a Holder or a beneficial owner of a Bond who is liable for such taxes, duties, assessments or governmental charges by reason of such Holder or beneficial owner having some present or former connection with the Republic other than merely by the holding of such Bond or by receipt of income, principal or any payments in respect thereof;

(ii)           in respect of any Bond held by or on behalf of a Holder or a beneficial owner of such Bond that is liable for such taxes, duties, assessments or governmental charges by reason of the failure of such Holder or beneficial owner to comply with any certification, identification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the Republic, or any political subdivision or taxing authority thereof or therein, of such Holder or beneficial owner or of the Holder or beneficial owner of any interest in such Bond or any rights in respect thereof, if (A) such compliance is required by the applicable laws or regulations of the Republic, or any political subdivision or taxing authority thereof or therein, as a precondition to exemption from all or any portion of such withholding or deduction and (B) at least 60 days prior to the first scheduled payment date for which such compliance will be required, the Republic has notified the Trustee in writing that Holders of Bonds must comply with such certification, identification, information or other reporting requirement in order to receive Additional Amounts; or

(iii)           in respect of any Bond presented for payment more than 30 days after the Relevant Date except to the extent that the Holder thereof would have been entitled to Additional Amounts on presenting the same for payment on any day (including the last day) of such period of 30 days.

As used in this Paragraph 3(a), “Relevant Date” in respect of any Bond means the date on which payment in respect thereof has been made available to the Holders or (if the full amount of the money payable has not been received by the Trustee on or prior to such due date) the date on which notice is duly given to the Holders in the manner described in Paragraph 11 below that such monies have been so received and are available for payment.  Any reference to “principal” and “interest” in these Terms shall be deemed to include any Additional Amounts which may be payable hereunder.

(b)           The Republic will pay any present or future stamp, court or documentary taxes or any excise or property taxes, charges or similar levies which arise in the Republic or any political subdivision thereof or taxing authority thereof or therein in respect of the creation, issue, execution, delivery or registration of the Bonds or any other document or instrument referred to therein.  The Republic will also indemnify the Holders or the beneficial owners of the Bonds from and against any stamp, court or documentary taxes or any excise or property taxes, charges or similar levies resulting from, or required to be paid by any of them in any jurisdiction in connection with, the enforcement of the obligations of the Republic under the Bonds or any other document or instrument referred to therein following the occurrence of any Event of Default (as defined below).

4.           Negative Pledge Covenant of the Republic.  So long as any Bond shall remain Outstanding (as defined below) or any amount payable by the Republic under the Indenture shall remain unpaid, the Republic agrees that the Republic will not create, incur, assume or suffer to exist any Lien (other than a Permitted Lien) on the assets or revenues of the Republic or Banco Central to secure Public Foreign Debt, unless the Republic causes such Lien to secure equally and ratably the obligations of the Republic with respect to the Bonds.

“Foreign Debt” means obligations (other than the Bonds) of, or guaranteed (whether by contract, statute or otherwise) by, the Republic or Banco Central for borrowed money or evidenced by bonds, debentures, notes or other similar instruments denominated or payable, or which at the option of the Holder thereof may be payable, in a currency other than the local currency of the Republic.

“Lien” means any lien, pledge, mortgage, security interest, deed of trust, charge or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from the proceeds of any assets or revenues of any kind whether in effect on the date the Indenture becomes effective or at any time thereafter.

“Permitted Liens” means:  (i) any Lien on property to secure Public Foreign Debt arising in the ordinary course of business to finance export, import or other trade transactions, which Public Foreign Debt matures (after giving effect to all renewals and refinancings thereof) not more than one year after the date on which such Public Foreign Debt was originally incurred; (ii) any Lien on property to secure Public Foreign Debt incurred solely for the purpose of financing any acquisition by the Republic (or, in the case of Public Foreign Debt guaranteed by the Republic, the obligor in respect of such debt) of such property, and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures any renewal or extension of the original financing without any increase in the amount thereof; (iii) any Lien on property arising by operation of law (or pursuant to any agreement establishing a Lien equivalent to one which would otherwise exist under relevant local law) in connection with Public Foreign Debt, including without limitation any right of set-off with respect to demand or time deposits with financial institutions and bankers’ liens with respect to property held by financial institutions (in each case deposited with or delivered to such financial institutions in the ordinary course of the depositor’s activities); (iv) any Lien existing on property at the time of acquisition and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures any renewal or extension of the financing secured by such Lien at the time of such acquisition without increase in the amount thereof; (v) any Lien on property created pursuant to the Collateral Pledge Agreement dated as of February 19, 1991 made by Banco Central in favor of the Federal Reserve Bank of New York, as collateral agent, to secure the Series A and Series B Collateralized Rate Fixed Rate Notes due 2021; (vi) any Lien in existence as of December 15, 2011; and (vii) any Lien securing Public Foreign Debt incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project provided that (a) the Holders of such Public Foreign Debt agree to limit their recourse to the assets and revenues of such project as the principal source of repayment of such Public Foreign Debt and (b) the property over which such Lien is granted consists solely of such assets and revenues.

“Public Foreign Debt” means any Foreign Debt that is in the form of, or represented by, bonds, notes or other securities that are or may be quoted, listed or ordinarily purchased or sold on any stock exchange, automated trading system or over-the-counter or other securities market.

5.           Events of Default.  If one or more of the following events (“Events of Default”) shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)           default in the payment of any principal of, Additional Amounts or interest on any of the Bonds as and when the same shall become due and payable, whether at maturity, by declaration or otherwise, and continuance of such default for 30 days; or

(b)           failure on the part of the Republic or, when applicable, Banco Central acting on behalf of the Republic, duly to observe or perform any of the covenants or agreements provided herein or in the Indenture (in each case, other than those referred to in (a) above) for a period of 60 days after the date on which written notice thereof requiring the Republic to remedy the same shall have been given to the Republic or Banco Central, as the case may be, by the Trustee or the Holders of at least 25% in aggregate principal amount of the Bonds then Outstanding; or

(c)           (i) the Republic shall fail to make any payment in respect of Public Foreign Debt issued after April 10, 2003 having an aggregate principal amount of not less than U.S.$60,000,000 (or its equivalent in other currencies) when and as the same shall become due and payable, if such failure shall continue for more than the period of grace, if any, originally applicable thereto or (ii) Public Foreign Debt of the Republic issued after April 10, 2003 having an aggregate principal amount of not less than U.S.$60,000,000 (or its equivalent in other currencies) shall become due and payable due to acceleration upon an event of default and such acceleration shall not have been rescinded or annulled; or

(d)           the Republic or a court of proper jurisdiction shall declare a general suspension of payments or a moratorium on payment of the Republic’s Public Foreign Debt issued after April 10, 2003; or

(e)           the validity of the Bonds shall be contested in a formal administrative, legislative or judicial proceeding by the Republic or any legislative, executive or judicial body or official of the Republic which is authorized in each case by law to do so and, acting alone or together with another such body or official, has the legal power and authority to declare the Bonds invalid or unenforceable, or the Republic shall deny any of its obligations thereunder to any of the Holders, or any constitutional provision, treaty, convention, law, regulation, official communiqué, decree, ordinance or policy of the Republic, or any final decision by any court in the Republic having jurisdiction, shall purport to render any material provision of the Bonds invalid or unenforceable or shall purport to prevent or delay the performance or observance by the Republic of any of its  material obligations hereunder to any of the Holders; or

(f)           any constitutional provision, treaty, convention, law, regulation, ordinance, decree, consent, approval, license or other authority necessary to enable the Republic to make or perform its material obligations under the Bonds, or the validity or enforceability thereof, shall expire, be withheld, revoked, terminated or otherwise cease to remain in full force and effect, or shall be modified in a manner which adversely affects any rights or claims of any of the Holders; or

(g)           any writ, execution, attachment or similar process shall be levied against all or any substantial part of the assets of the Republic in connection with any judgment for the payment of money exceeding U.S.$60,000,000 (or its equivalent in other currencies) and shall remain unsatisfied, undischarged and in effect for a period of 45 consecutive days without a stay of execution, unless such judgment is adequately bonded or is being contested in good faith by appropriate proceedings properly instituted and diligently conducted and, in either case, such process is not being executed against such assets; or

(h)           the adoption of any applicable law, rule or regulation or any change therein which shall make it unlawful for the Republic to comply with Paragraph 3(a) hereof; or

(i)           the Republic shall cease to be a member of the International Monetary Fund;

then in each and every such case, upon notice in writing by the Holders (the “Demanding Holders”) (acting individually or together) of not less than 25% of the aggregate Outstanding principal amount of the Bonds to the Republic or to Banco Central acting on behalf of the Republic, with a copy to the Trustee, of any such Event of Default and its continuance, the Demanding Holders may declare the principal amount of all the Bonds due and payable immediately, and the same shall become and shall be due and payable upon the date that such written notice is received by or on behalf of the Republic, unless prior to such date all Events of Default in respect of all the Bonds shall have been cured; provided that if, at any time after the principal of the Bonds shall have been so declared due and payable, and before the sale of any property pursuant to any judgment or decree for the payment of monies due which shall have been obtained or entered in connection with the Bonds, the Republic shall pay or shall deposit (or cause to be paid or deposited) with the Trustee a sum sufficient to pay all matured installments of interest and principal upon all the Bonds which shall have become due otherwise than solely by acceleration (with interest on overdue installments of interest, to the extent permitted by law, and on such principal of each Bond at the rate of interest specified herein, to the date of such payment of interest or principal) and such amount as shall be sufficient to cover reasonable compensation to the Demanding Holders, the Trustee and each predecessor Trustee, their respective agents, attorneys and counsel, and all other documented expenses and liabilities reasonably incurred, and all advances made for documented expenses and legal fees, reasonably incurred by the Demanding Holders, the Trustee and each predecessor Trustee, and if any and all Events of Default hereunder, other than the nonpayment of the principal of the Bonds which shall have become due solely by acceleration, shall have been cured, waived or otherwise remedied as provided herein, then, and in every such case, the Holders of at least 66⅔% in aggregate principal amount of the Bonds then Outstanding, by written notice to the Republic, Banco Central and to the Trustee, may, on behalf of all of the Holders, waive all defaults and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default, or shall impair any right consequent thereon.  Actions by Holders pursuant to this Paragraph 5 need not be taken at a meeting pursuant to Paragraph 6 hereof.

6.           Holders’ Meetings.  (a)  The Republic or the Trustee at any time may, and upon a request in writing to the Trustee made by Holders holding not less than 10% in aggregate principal amount of the Bonds the Trustee shall, convene a meeting of Holders of the Bonds. The Trustee shall give notice of each meeting of Holders of the Bonds, setting forth the time and place of the meeting as determined by the Republic and Banco Central and in general terms the topics to be discussed, or the action to be taken, at that meeting, not less than 30 nor more than 60 days prior to the date fixed for the meeting.  To be entitled to vote at any meeting of Holders of Bonds a Person shall be, as of the date reasonably set by the Trustee, (i) a Holder of one or more Bonds or (ii) a Person appointed by an instrument in writing as proxy by the Holder of one or more Bonds.  The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Persons entitled to vote at such meeting and their counsel, the Trustee and its counsel, and any representatives of the Republic and its counsel.

(b)           Holders entitled to vote a majority in aggregate principal amount of the Bonds at the time Outstanding shall constitute a quorum at a meeting convened for the purpose referred to above.  In the absence of a quorum at any such meeting, the meeting may be adjourned for a period of not less than ten days; in the absence of a quorum at any such adjourned meeting, such adjourned meeting may be further adjourned for a period of not less than ten days.  Notice of reconvening of any such meeting need be given only once but must be given not less than five days prior to the date on which the meeting is scheduled to be reconvened.  Subject to the foregoing, at the reconvening of any meeting further adjourned for lack of a quorum, the Holders entitled to vote 25% in aggregate principal amount of the Bonds at the time Outstanding shall constitute a quorum for the taking of any action set forth in the notice of the original meeting.

Further provisions for meetings of Holders are contained in Section 10 of the Indenture, and such quorum requirement shall be expressly stated in the notice of reconvening.

7.           Replacement, Exchange and Transfer of Bonds.  (a)  Upon the terms and subject to the conditions set forth in the Indenture, in case any Bond shall become mutilated, defaced or be apparently destroyed, lost or stolen, the Republic in its discretion may execute, and upon the request of the Republic, or Banco Central acting on behalf of the Republic, the Trustee shall authenticate and deliver, a new Bond bearing a number not contemporaneously Outstanding, in exchange and substitution for the mutilated or defaced Bond, or in lieu of and in substitution for the apparently destroyed, lost or stolen Bond.  In every case, the applicant for a substitute Bond shall furnish to the Republic and to the Trustee such security or indemnity as may be required by each of them to indemnify, defend and to save each of them and any agent of the Republic or the Trustee harmless and, in every case of destruction, loss, theft or evidence to their satisfaction of the apparent destruction, loss or theft of such Bond and of the ownership thereof.  Upon the issuance of any substitute Bond, the Holder of such Bond, if so requested by the Republic or Banco Central acting on behalf of the Republic, shall pay a sum sufficient to cover any stamp duty, tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected with the preparation and issuance of the substitute Bond.

(b)           Upon the terms and subject to the conditions set forth in the Indenture, and subject to Paragraph 7(e) hereof, Certificated Bonds may be changed for an equal aggregate principal amount of Certificated Bonds in different authorized denominations, and a beneficial interest in the Global Bond may be exchanged for Certificated Bonds in authorized denominations or for a beneficial interest in another Global Bond by the Holder or Holders surrendering the Bond or Bonds for exchange at the Corporate Trust Office of the Trustee in The City of New York or at the office of a transfer agent, together with a written request for the exchange.  Certificated Bonds will only be issued in exchange for interests in a Global Bond pursuant to Section 2.5(e) of the Indenture.  The exchange of the Bonds will be made by the Trustee in The City of New York.

(c)           Upon the terms and subject to the conditions set forth in the Indenture, and subject to Paragraph 7(e) hereof, a Certificated Bond may be transferred in whole or in a smaller authorized denomination by the Holder or Holders surrendering the Certificated Bond for transfer at the Corporate Trust Office of the Trustee in The City of New York or at the office of a paying agent accompanied by an executed instrument of transfer substantially as set forth in Exhibit F to the Indenture.  The registration of transfer of the Bonds will be made by the Trustee in The City of New York.

(d)           The costs and expenses of effecting any exchange, transfer or registration of transfer pursuant to this Paragraph 7 will be borne by the Republic, except for the expenses of delivery (if any) not made by regular mail and the payment of a sum sufficient to cover any stamp duty, tax or other governmental charge or insurance charge that may be imposed in relation thereto, which will be borne by the Holder of the Bond.

(e)           The Trustee may decline to accept any request for an exchange or registration of transfer of any Bond during the period of 15 days preceding the due date for any payment of principal of or interest on the Bonds.

8.           Trustee.  For a description of the duties and the immunities and rights of the Trustee under the Indenture, reference is made to the Indenture, and the obligations of the Trustee to the Holder hereof are subject to such immunities and rights.

9.           Paying Agents; Transfer Agents; Registrar.  The Republic has initially appointed the Trustee as paying agent in The City of New York and in The City of London, transfer agent and registrar.  The Republic or Banco Central acting on behalf of the Republic may at any time appoint additional or other paying agents, transfer agents and registrars and terminate the appointment of those or any paying agents, transfer agents and registrar, provided that while the Bonds are Outstanding the Republic will maintain (A) in The City of New York (i) an office or agency where the Bonds may be presented for exchange, transfer and registration of transfer as provided in the Indenture and (ii) a registrar, and (B) in a city in Western Europe or the United States a principal paying agent.  Notice of any such termination or appointment and of any change in the office through which any paying agent, transfer agent or registrar will act will be promptly given in the manner described in Paragraph 11 hereof.

10.           Enforcement.  Except as provided in Section 4.6 of the Indenture, no Holder of any Bonds shall have any right by virtue of or by availing itself of any provision of the Indenture or the Bonds to institute any suit, action or proceeding in equity or at law upon or under or with respect to the Indenture or the Bonds, or for any other remedy hereunder or under the Bonds, unless (a) such Holder previously shall have given to the Trustee written notice of default and of the continuance thereof with respect to the Bonds, (b) the Holders of not less than 25% in aggregate principal amount Outstanding of the Bonds shall have made written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and (c) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such action, suit or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 4.8 of the Indenture, it being understood and intended, and being expressly covenanted by every Holder of Bonds with every other Holder of Bonds and the Trustee, that no one or more Holders shall have any right in any manner whatever by virtue or by availing itself of any provision of the Indenture or of the Bonds to affect, disturb or prejudice the rights of any other Holder of Bonds or to obtain priority over or preference to any other such Holder, or to enforce any right under the Indenture or under the Bonds, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of the Bonds.  For the protection and enforcement of this Paragraph, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

11.           Notices.  All notices to the Holders will be published (a) in the Financial Times in London.  Notices shall be deemed to have been given on the date of publication as aforesaid or, if published on different dates, on the date of the first such publication.  In addition, notices will be mailed to Holders of Bonds at their registered addresses.  Notice sent by registered or certified mail, postage prepaid, shall be deemed to have been given, made or served three Business Days after it has been sent.

12.           Further Issues of Bonds.  The Republic may, without the consent of the Holders, create and issue further notes, bonds or debentures having the same terms and conditions as the Bonds (or the same except for the amount of the first interest payment) so long as the additional securities are consolidated and form a single series with any outstanding series.

13.           Prescription.  All claims against the Republic for payment of principal of or interest (including Additional Amounts) on or in respect of the Bonds shall be prescribed unless made within four years from the date on which such payment first became due, or a shorter period if provided by law.

14.           Authentication.  This Bond shall not become valid or obligatory until the certificate of authentication hereon shall have been duly signed by the Trustee or its agent.

15.           Governing Law.  (a)  This Bond and the Indenture shall be governed by and construed in accordance with the law of the State of New York.

(b)           The Republic hereby irrevocably submits to the jurisdiction of any New York state or federal court sitting in the Borough of Manhattan, The City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Bonds, and the Republic hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court.  The Republic hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right of jurisdiction in such action or proceeding on account of the place of residence or domicile of the Republic.  The Republic hereby irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States of America, as its agent to receive on behalf of itself and its property service of copies of the summons and complaint and any other process that may be served in any such action or proceeding, except actions arising out of U.S. federal or state securities laws, brought in such New York state or federal court sitting in the Borough of Manhattan, The City of New York.  Such service may be made by mailing or delivering a copy of such process to the Republic, in care of the Process Agent at the address specified above for the Process Agent, and the Republic hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  As an alternative method of service, the Republic also irrevocably consents to the service of any and all process in any such action or proceeding in such New York state or federal court sitting in the Borough of Manhattan, The City of New York, by the mailing of copies of such process to itself at its address specified in Section 9.4 of the Indenture.  A final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)           Nothing in this Paragraph 15 shall affect the right of the Trustee or (in connection with legal action or proceedings by any Holder as permitted by the Indenture and this Bond) any Holder to serve legal process in any other manner permitted by law or affect the right of the Trustee or any such Holder to bring any action or proceeding against the Republic or its property in the courts of other jurisdictions.

(d)           To the extent that the Republic has or hereafter may acquire or have attributed to it any immunity under any law (other than the laws of the Republic) from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Republic hereby irrevocably waives such immunity in respect of its obligations under the Bonds.  To the extent that the Republic has or hereafter may have any immunity under the laws of the Republic (i) from jurisdiction of any court, (ii) from any legal process in the courts of the Republic (other than immunity from attachment prior to judgment and attachment in aid of execution), or (iii) from any legal process in any court other than a court of the Republic, whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise, with respect to itself or its property, the Republic hereby irrevocably waives such immunity to the fullest extent  permitted by the laws of the Republic, in respect of its obligations under the Bonds.  Without limiting the generality of the foregoing, the Republic agrees that the waivers set forth in this Paragraph 15(d) shall be to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States (the “Immunities Act”) and are intended to be irrevocable for purposes of such Act.  Notwithstanding the foregoing, the Republic reserves the right to plead sovereign immunity under the Immunities Act with respect to actions brought against it under the United States federal securities laws or any state securities laws, and the Republic’s appointment of the Process Agent does not extend to such actions.

(e)           The Republic hereby irrevocably waives, to the fullest extent permitted by law, any requirement or other provision of law, rule, regulation or practice that requires or otherwise establishes as a condition to the institution, prosecution or completion of any action or proceeding (including appeals) arising out of or relating to the Bonds, the posting of any bond or the furnishing, directly or indirectly, of any other security.

16.           Indemnification for Foreign Exchange Fluctuations.  The obligation of the Republic to any Holder hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than United States dollars (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Holder of any amount in the Judgment Currency, such Holder may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency (or, if it is not practicable to make that purchase on that day, on the first Business Day on which it is practicable to do so).  If the amount of the Agreement Currency so purchased is less than the amount originally to be paid to such Holder in the Agreement Currency, the Republic agrees, as a separate obligation and notwithstanding such judgment, to pay the difference, and if the amount of the Agreement Currency so purchased exceeds the amount originally to be paid to such Holder, such Holder agrees to pay to or for the account of the Republic such excess, provided that such Holder shall not have any obligation to pay any such excess as long as a default by the Republic in its obligations hereunder has occurred and is continuing, in which case such excess may be applied by such Holder to such obligations.

17.           Warranty of the Republic.  Subject to Paragraph 14, the Republic hereby certifies and warrants that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Bond and to constitute the same legal, valid and binding obligations of the Republic enforceable in accordance with their terms, have been done and performed and have happened in due and strict compliance with all applicable laws.

18.           Descriptive Headings.  The descriptive headings appearing in these Terms are for convenience of reference only and shall not alter, limit or define the provisions hereof.

19.           Modifications.  (a) Any modification, amendment, supplement or waiver (other than changes made pursuant to a supplemental Indenture without the consent of Holders in accordance with Section 7.1 of the Indenture) (each, a “Modification”) to the Indenture or these terms and conditions may be made or given pursuant to (i) a written action of the Holders of the Bonds without the need for a meeting, or (ii) by vote of the Holders of the Bonds taken at a meeting of Holders thereof, in each case in accordance with the terms of this Paragraph 19 and the applicable provisions of the Indenture.

(b)      Modifications to these terms and conditions, or to the Indenture insofar as it affects the Bonds, may be made, and future compliance therewith may be waived,

(i)       in the case of any Non-Reserve Matter (as defined below), with the consent of the Republic and the Holders of not less than 66 2/3% in aggregate principal amount of the Bonds at the time Outstanding, or

(ii)      in the case of any Reserve Matter (as defined below), with the consent of the Republic and the Holders of not less than 75% in aggregate principal amount of the Bonds at the time Outstanding.

(c)      If the Republic proposes any Reserve Matter Modification to these terms and conditions and to those of at least one more Series of Debt Securities, or to the Indenture insofar as it affects this Bond and at least one more Series of Debt Securities, in either case as part of a single transaction, the Republic may elect to proceed pursuant to this Paragraph 19(c) instead of Paragraph 19(b).  Such Modifications to this Bond may be made, and future compliance therewith may be waived, if made with the consent of the Republic and

(i)       the Holders of not less than 85% in aggregate principal amount of the Outstanding Debt Securities of all Series that would be affected by that Modification (taken in aggregate), and

(ii)      the Holders of not less than 66 2/3% in aggregate principal amount of the Outstanding Bonds (taken individually).

The Trustee shall specify a commercially reasonable method (in the Trustee’s sole discretion) for determining the U.S. dollar equivalent of this Bond for purposes of voting pursuant to clause (i).  If at the time a vote is solicited pursuant to this Paragraph 19(c), separate Trustees have been appointed for this Bond and any other Series affected by that vote, the Trustee acting for the Series (or multiple Series, including this Bond) having the greatest aggregate principal amount of the Outstanding Debt Securities affected by that vote will be responsible for administering the voting procedures contemplated by this Paragraph 19(c).

(d)      If any Reserve Matter Modification pursuant to Paragraph 19(b)(ii) or Paragraph 19(c) is sought in the context of simultaneous offer to exchange the Bonds for new debt instruments of the Republic or any other Person, the Republic shall ensure that the relevant provisions of the Bonds, as amended by such Modification, are no less favorable to the Holders thereof than the provisions of the new instrument being offered in the exchange, or if more than one debt instrument is offered, no less favorable than the new debt instrument issued having the largest aggregate principal amount.

(e)      The Republic covenants and agrees that it will not issue new Bonds or reopen any Bonds with the intention of placing the Bonds with Holders expected to support any Modification proposed by the Republic (or that the Republic plans to propose) for approval pursuant to this Paragraph 19.

(f)      Any Modification consented to or approved by the Holders of the Bonds pursuant to this Paragraph 19 will be conclusive and binding on all Holders of the Bonds, whether or not they have given such consent or were present at a meeting of Holders at which such action was taken, and on all future Holders of the Bonds whether or not notation of such Modification is made upon the Bonds.  Any instrument given by or on behalf of any Holder of a Bond in connection with any consent to or approval of any such Modification will be conclusive and binding on all subsequent Holders of such Bond.

(g)      (i)      Before seeking the consent of any Holder of a Bond to a Reserve Matter Modification, the Republic shall provide to the Trustee (for onward distribution to the Holders of the Bonds) the following information:

A.      a description of the economic or financial circumstances that, in the Republic’s view, explain the request for the proposed Modification;

B.      if the Republic shall at the time have entered into a standby, extended funds or similar program with the International Monetary Fund, a copy of that program (including any related technical memorandum); and

C.      a description of the Republic’s proposed treatment of its other major creditor groups (including, where appropriate, Paris Club creditors, other bilateral creditors and internal debtholders) in connection with the Republic’s efforts to address the situation giving rise to the requested Modification.

(ii)           Prior to any vote on a Modification affecting the Bonds pursuant to Paragraph 19(b) or Paragraph 19(c), the Republic shall deliver to the Trustee a certificate signed by an Authorized Representative of the Republic specifying, for the Republic and each Public Sector Instrumentality, any Bonds falling within clause (D) of the definition of Outstanding set forth below or, if no Bonds are owned or controlled by the Republic or any Public Sector Instrumentality, a certificate signed by an Authorized Representative of the Republic to this effect.

(h)      For purposes of this Bond,

(i)           “Non-Reserve Matter” means any Modification other than a Modification constituting a Reserve Matter.

(ii)           “Outstanding” means, in respect of the Bonds, the Bonds authenticated and delivered pursuant to the Indenture except:

A.           Bonds theretofore canceled by the Trustee or delivered to the Trustee for cancellation or held by the Trustee for reissuance but not reissued by the Trustee;

B.           Bonds that have been called for redemption in accordance with their terms or which have become due and payable at maturity or otherwise and with respect to which monies sufficient to pay the principal thereof (and premium, if any) and any interest thereon shall have been made available to the Trustee;

C.           Bonds in lieu of or in substitution for which other Bonds shall have been authenticated and delivered pursuant to the Indenture; and

D.           Bonds owned or controlled by the Republic or by any Public Sector Instrumentality as provided in Section 6.4 of the Indenture.

(iii)           “Reserve Matter” means any Modification that would:

A.           change the date for payment of principal or premium of, or any installment of interest on, the Bonds;

B.           reduce the principal amount or redemption price or premium, if any, payable under the Bonds;

C.           reduce the portion of the principal amount which is payable in the event of an acceleration of the maturity of the Bonds;

D.           reduce the interest rate on the Bonds;

E.           change the currency or place of payment of any amount payable under the Bonds;

F.           change the obligation of the Republic to pay Additional Amounts in respect of the Bonds;

G.           change the definition of Outstanding or the percentage of votes required for the taking of any action pursuant to this Paragraph 19 (and the corresponding provisions of Article 11 of the Indenture) in respect of the Bonds;

H.           authorize the Trustee, on behalf of all Holders of the Bonds, to exchange or substitute all the Bonds, or convert all the Bonds into, other obligations or securities of the Republic or any other Person; or

I.           change the pari passu ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms and conditions of the Bonds.

(iv)           “Reserve Matter Modification” means any Modification constituting a Reserve Matter.